SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1


                                       TO

                                   FORM 10-SB

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                 OF SMALL BUSINESS ISSUERS UNDER SECTION 12(b)
                     OR 12(g) OF THE SECURITIES ACT OF 1934

                           ELECTRONIC ENGINEERING AND
                               DESIGN CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


           DELAWARE                                         95-4737506
           --------                                         ----------
  (State or Other Jurisdiction of                       (I.R.S. Employer
  Incorporation or Organization)                       Identification No.)


        104 PROSPECT HILL STREET, NEWPORT, RHODE ISLAND       02840
        -----------------------------------------------------------

         (Address of Principal Executive Offices)          (Zip Code)



              Registrant's Telephone Number, Including Area Code:
                                 (401) 848-0646

       Securities to be Registered Pursuant to Section 12(b) of the Act:

                                      None

       Securities to be Registered Pursuant to Section 12(g) of the Act:

                         COMMON STOCK, $.001 PAR VALUE
                                (Title of Class)

                 ELECTRONIC ENGINEERING AND DESIGN CORPORATION

                                   FORM 10-SB

                               TABLE OF CONTENTS

PART I

ITEM NO.                                                        Page

Item 1.  Description of Business ............................... 1
Item 2.  Management's Discussion and Analysis
         or Plan of Operation .................................. 7

Item 3.  Description of Properties ............................. 7
Item 4.  Security Ownership of Certain Beneficial
                 Owners and Management ......................... 8

Item 5.  Directors, Executive Officers, Promoters and
         Control Persons ....................................... 8
Item 6.  Executive Compensation ................................11
Item 7.  Certain Relationships and
         Related Transactions ..................................11

Item 8.  Description of Securities .............................12

PART II

Item 1.  Market Price of and Dividends on the Registrant's
         Common Equity and Other Shareholder Matters ...........12

Item 2.  Legal Proceedings .....................................13
Item 3.  Changes in and Disagreements With
              Accountants ......................................13

ITEM 4.  Recent Sales of Unregistered Securities ...............13

ITEM 5. Indemnification of Directors and Officers ..............14

PART F/S

Financial Statements ...........................................F/S

PART III

Item 1.  Index to Exhibits and Description of Exhibits ..........16

Signature Page ..................................................17

PART I


ITEM 1. DESCRIPTION OF BUSINESS

Electronic Engineering & Design Corporation, ("EED" or the "Company") was incorporated November 20, 1998 under the laws of the State of Delaware. The Company's principal business lies in the waterproofing industry. By utilizing revolutionary technology, the Company will become the preferred and specified source for waterproofing all Structures in the commercial Market.

 The revolutionary technology - the Electro Pulse Shield System ("EPS") - is the only waterproofing system available for Structures that provides a permanent total solution by preventing water intruding into and protecting the structural integrity of Structures, and drying out and reducing the relative humidity within Structures.

"There is no longer any question in our minds about the ... [EPS's System's] ability to stop leaks and totally dry up an area. I have recommended funding for a variety of projects now possible to undertake. For example we are relying on this new technology to solve problems for us we thought impossible to correct economically in the past. Recently approved projects will correct some dangerous conditions drying up wet underground electric systems."

Frederick Loewen AIA, State Chief Architect, State of Wisconsin,
Department of Administration.

In order to attain its objectives, the Company will:

a) Establish a national platform of local Installation Companies that service entities in all the segments of the construction market, service the customer base of these companies, and make ad hoc installations in their respective territories;

b) Establish joint ventures and strategic alliances with large organizations with reoccurring water problems; and

c) Strategically acquire companies, which will be meaningful for the Company's expansion of its customer base.

THE COMPANY

History

In 1995, Caribria, with the assistance of SND, acquired all patents and patent applications and certain other assets concerning the EPS System. Caribria thereafter sold the North American patent and patent application to EED
American, no present relation to EED, and transferred all remaining patent rights and assets to TPC. TPC, then established EED Norway, no present relation to EED, which at the end of 1997 completed a private placement from among others, Union Bank of Switzerland and a preeminent Norwegian shipping family. EED Norway acquired a Norwegian installation company from Asea Brown Boveri
(ABB) in 1997. EED Norway has gained market acceptance in Norway and commenced a licensing program abroad.

Exclusive Limited License

EED America acquired U.S. letters patent No. 5,368,709, granted
November 29, 1994. EED America has acquired one additional patent No. 5,755,945 and one patent application for the EPS System technology and is about to file for an additional patent in this field.

EED America has simultaneously granted an exclusive limited license to BST to practice the EPS System in the Territory outside of the Market (in the residential basement market).

 EED America has agreed in principle to provide limited funding to the Engineering Department of the University of Wisconsin (Madison) for the establishment of an electro-osmosis center to conduct research and development proposed by EED America. EED America will commercialize the University's findings (including filing for patents) for its benefit and that of its licensees, while the University will retain the right to publicize its findings.
 .
Growth Strategy

EED shall expand its operations by establishing de novo Installation Companies, internal organic growth and joint ventures, strategic alliances and strategic acquisitions.

Joint Ventures and Strategic Alliances

To facilitate an expedient growth, rather than initially seeking to establish its own customer base, the Company will utilize the existing customer bases of our Host Companies.

During the first 12 months of operation, the Company will establish seven Installation Companies. During the next two years, the Company will establish twelve and eighteen Installation Companies each year, respectively. Based on the significance of the EPS System, EED will both facilitate the expansion of our host companies' market share (by providing these companies with the significant sales tool of the EPS System), as well as increase their margins.

The Company is currently establishing a relationship with one of the leading waterproofing companies in the commercial buildings segment of the Market. This company has more than 40 offices nationwide and over $100 Million in annual revenue.

The Company is in discussion with two of the global leaders in electronic controls and regulators for internal environment for exploring a strategic partnership with either for their internal building management program. Each of these companies has a customer base of tens of thousands of commercial buildings and construction companies.

The Company has received a strong interest from the autonomous deregulated subsidiary of a utility company. This company, situated on the East Coast with a service area of approximately a 100-mile radius from its headquarters, has expanded into the area of HVAC and mechanical construction services. The Company believes that a joint venture with this company could be consummated in 2000.

Large Independent Customers

The Company will also during its initial phase directly pursue the large prospective customers, with which the Company has already initiated discussions. The Company has commenced discussions with a real estate organization, which manages more than $6 Billion of commercial real estate. The Company is also in discussion with the Port Authority of New York and New Jersey and Lehrer, McGovern Bovis, Inc., one of the largest construction companies in the U.S.

Acquisitions

Parallel with establishing joint ventures and strategic alliances, the Company will seek to acquire strategic companies in the various segments of the construction industry. Each such acquisition may well be funded independently with external financing. The target for such acquisitions are companies which have a desirable customer base in the mundane construction industry with traditionally high revenue and low margins, or producers of construction material or synergetic ancillary products. The EPS System permits the reduction of conventional construction procedures. By acquiring construction companies, EED will benefit from the increased installation volume of the EPS System and (through its ownership) the increased margin related to the construction portion of the job.

Such acquisitions may be, for example, a prominent second generation steel fabrication and installation company with long standing relationships with large regional construction companies.

THE PRODUCT

Product Recognition

"Traditional methods to correct water seepage involve using sealants or retiling. When the seepage rates are very high, concrete sealants may not help. In those cases, remediation involves costly excavation to place drainage tiles around the facility.

Barracks Building 3265 at Fort Jackson, SC, had a history of seepage in the basement. [The EPS System was] installed in the concrete walls and a current was applied. The basement was noticeably drier within one week. . . the humidity level had dropped from an initial range of 92 - 98% to a range of 43 - 68%. Once the walls dried, the electrical power use dropped automatically due to the concrete's, lack of moisture and increased resistance.

A  team  from  the  U.S  Army  Construction  Engineering  Research  Laboratories
(USACERL) installed the system, along with instruments to measure its performance over time...Digging and installing tiles for a similar sized [basement] would have cost over. . . 40% more. .. The electrical use was negligible - estimated at $4/year."

Inter Department News Release - Facilities Engineering Applications Program for the U.S Army Corps of Engineers; Published by the U.S
Government Printing Office.

In Norway, Sweden and Denmark and now recently also Hong Kong, management is aware of over 1,000 successful installations of the EPS System. Furthermore, installations have been made in 14 states for the Federal Government in conjunction with the U.S. Army Corps of Engineers and throughout the U.S. in commercial Structures. There are installations in the U.S. as early as 1990 such as in the Natatorium at the University of Wisconsin at Madison (report on file with the Company).

The EPS System has been featured on "Beyond 2000", aired on the Discovery Channel (video available from the Company).

The EPS System; a Practical Description

Concrete, brick and masonry structures consist of a mass marbleized by capillary formations. Water may penetrate Structures in a multitude of ways, such as through capillary synthesis much in the same manner as plants and trees receive and distribute water to their smaller branches, and as a result of gravity. The EPS System is utilized for transporting water in the capillaries out of Structures, as well as for permanently preventing the penetration of water into Structures. A control unit produces a low wattage, low voltage electrical charge, which passes through electrodes in the form of proprietary probes or wires placed within and/or without the wet walls and/or floors. By strategically placing a low wattage pulsating charge between negative and positive electrodes within and/or without a Structure, the hydrogen atoms in the water molecules within the capillaries become ionized, causing the water to move from the positive to the negative electrode and to be evacuated at the optimum site. This patented method establishes an impenetrable virtual membrane/shield outside wall, preventing the re-entry of water and moisture into the Structure for so long as the electricity remains uncompromised; the wet area becomes dry (80%
RH).

Most importantly, the movement of water due to the ionized hydrogen atoms within the capillaries is stronger than gravity and natural synthesis; for example, the EPS System proved successful in preventing the penetration of water in a turbine chamber with pressure greater than 50 bars resulting from a 1600 ft. recess.

EPS System Advantages

There are important benefits to be derived from installing the EPS System. The EPS System:

     _    is permanent;
     _    creates a shield to prevent water from returning;
     _    addresses the cause of the problem, rather than the result;
     _    removes dangerous gasses such as Radon (See Exhibit C);
     _    allows for installation without costly excavation;
     _    has minimal running costs;
     _    has no known damaging side effects;
     _    prevents  adverse   chemical   reactions  within  the  Structure  from
            occurring;
     _    reduces and/or prevents the corrosion of iron in the Structure;
     _    reduces cracking of Structures;
     _    reduces the relative humidity within a Structure;
     _    enhances insulation;
     _    enhances concrete's binding properties;
     _    prevents the growth of mold and mildew;
     _    improves air quality (within the room on the inside of the Structure);
            and
     _    prolongs the life cycle of a Structure.

Competition

No available method provides permanent protection from the ingress and/or egress of water other than the EPS System. Until now, a "wet" Structure required costly maintenance over its prematurely shortened useful life.

The EPS System, which is revolutionary within the construction industry, can, with proper preparation of the Structure, give new life to Structures at relatively modest costs, when in many instances the only alternative is expensive reconstruction. The "state of the art" methods in the industry today can be characterized as temporary solutions to a problem for which there is no apparent permanent solution.

There are other processes in the market which use electro-osmosis for the transportation of water, but not for use in drying up wet areas within Structures.

Pricing

By providing the only permanent solutions for protecting Structures against water intrusion and other water related problems, EED can price installations at higher margins than industry norm and still compete with the costs of existing solutions.

Service Program, Quality Assurance and Warranties

Following the feedback from several customers such as customers within the Federal and certain state governments, the Company will now develop a service program for its customers on a fee basis, offering the customer an annual service contract, enabling the Company to provide a lifetime warranty on all installations. Since the EPS System is a low maintenance product, the Company envisions the service program generating substantial cash flow, which should provide stronger gross margins than even the cash flow generated from installations. A service contract would enhance and assist in maintaining a long term relationship with the customers.

THE MARKET

The Market is traditionally segmented into 3 areas: commercial buildings, industrial facilities and heavy and highway. The Market is vast. For example, there are over 5 million buildings in the commercial segment of the market. The U.S. infrastructure provides a large opportunity for the Company. In the New York Transit Authority Subway System alone there are 300 pump stations that are continuously removing excess water (see article on following page). Additionally, the Federal Government has enacted The Transportation Equity Act For the 21st Century (TEA 21, promulgated in 1998) and has allocated over $200 billion over the next 5 years for construction and refurbishing of the U.S. infrastructure. Theoretically, every Structure, whether old or to be built, is likely to suffer damage at some point during its life cycle from adverse water and moisture conditions. In most instances, if a Structure (whether above or below ground) is not constructed of wood or steel, it is constructed of concrete, masonry or brick, such as buildings, dams, tunnels, bridges, underground conduits and bunkers, silos, sea-walls, etc.

All Structures within the Market, whether old or new, represent an opportunity for the Company to install the EPS System. The Company has determined that, within the Company's Territory, the potential waterproofing market in new construction alone is several billion dollars annually.

MARKETING AND SALES STRATEGY

Marketing Strategy

The Company

Architectural and engineering firms specify most large construction jobs. Certain jobs are given directly to the particular construction companies with whom the real estate owners and managers have established an ongoing relationship. The Company will focus its marketing efforts towards:

     _ the existing client base of the larger construction companies, their architectural and engineering contacts and services companies in the Market.

     _ larger organizations that own or manage real estate with reoccurring water problem.

Sales Strategy

For existing water damaged Structures, the customer will engage the Company (most times for a fee) to conduct inspections and present the findings. The customer may thereafter request an engineered proposal. A separate installation contract is entered into with the customer. The customer will pay a deposit at the time the job commences with the balance paid after successful completion of the installation.

In new construction, the Company will work with facility owners and their advisors to have the EPS System included in the job specifications.

ITEM 2. MANAGEMENTMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

RESULTS OF OPERATIONS

        The  following   discussion   and  analysis  below  should  be  read  in
conjunction with the financial statements, including the notes thereto, appearing elsewhere in this Registration Statement. For the period since inception (November, 20 1998) through August 31, 1999, during the Company's development stage, the Company has a negative equity balance of $ 60.00, and has generated a net loss of ($1,079).

FINANCIAL CONDITION AND LIQUIDITY

        The Company has limited liquidity and has an ongoing need to finance its activities. To date, the Company currently has funded these cash requirements by offering and selling its Common Stock, and has issued 1,019,000 shares of Common Stock for net proceeds of $1,019.00.


ITEM 3. DESCRIPTION OF PROPERTIES

        The Company's executive and administrative offices are located at 104 Prospect Hill Street, Newport, RI 02840. The Company pays no rent for use of the office and does not believe that it will require any additional office space in the foreseeable future in order to carry out its plan of operations described herein.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of the date hereof by (i) each person known by the Company to be the beneficial owner of more than five percent of its Common Stock; (ii) each director; (iii) each executive officer listed in the Summary Compensation Table in Item 6 of this Form 10; and (iv) all directors and executive officers as a group. Unless otherwise indicted, each of the following stockholders has sole voting and investment power with respect to the shares beneficially owned, except to the extent that such authority is shared by spouses under applicable law.

Name and Address of                    Amount and Nature of         Percent of
Beneficial Owner                       Beneficial Ownership          Class
--------------------                 ------------------------       ----------

Appletree Investment Company, Ltd          1,019,000(1)               100.0%

PageOne Business Productions, LLC            109,500(2)                10.7%

George Todt                                  109,500(2)                10.7%

James Walters                                109,500(2)                10.7%

Besty Rowbottom                              109,500(2)                10.7%

All officers and directors as a group        109,500(2)                10.7%
(3 persons)

---------------------------------
(1) Consists of 909,500 shares held of record by Appletree Investment Company, Ltd., an Isle of Man corporation, and 109,500 shares held of record by PageOne Business Productions, LLC, a Delaware limited liability company, of which Appletree is a managing member.

(2) Consists solely of 109,500 shares of common stock held by PageOne Business Productions, LLC, a Delaware limited liability company, of which Mr. Todt, Mr. Walters and Appletree are managing members and Ms. Rowbottom is Vice President.



ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

        The names of the directors and executive officers of the Company, as well as their respective ages and positions with the Company, are as follows:

Name                                   Age         Position
----                                   ---         --------
George A. Todt                         46         Chairman of the Board of
                                                  Directors and President

James F. Walters                       45         Vice President, Treasurer and
                                                  Chief Financial Officer

Mary Elizabeth Rowbottom               28         Secretary
Rowbottom

        George A. Todt has been the Chairman of the Company's Board of Directors and President since its inception. Prior to founding the Company, Mr. Todt has been a managing member of PageOne Business Productions, LLC, since March 1996. Mr. Todt's experience over the past 15 years includes working with 10 start-up companies, raising venture capital, and arranging strategic partnerships and initial public offerings. He has researched, developed and implemented marketing and sales training programs in several industries.

        From 1990 to 1995, Mr. Todt was Chief Executive Officer of REPCO, a start-up company based in St. Louis, Missouri, where his responsibilities included product selection, market research and implementation, from large contracts to small industrial products. REPCo's largest project included a turn-key tire recylcing plant built in Japan. Mr. Todt traveled extensively in China, Japan, India, Russia and Europe, establishing manufacturing contracts, marketing and distribution programs, and bidding on and managing government contracts. Mr. Todt also has consulted internationally on technology exchanges and rights.

        From 1989 to 1991, Mr. Todt was an investor/director of FLEXWARE, an accounting and networking software company located in Los Angeles, which was a leader in the field of networking language for MAC, DOS, UNIX and DEC computers. Mr. Todt assisted in obtaining financing, restructuring and establishing a marketing strategy for FLEXWARE.

        In June 1986, Mr. Todt began working full-time in sales with Todt Industrial Supply, and in December 1986, he acquired the company and Todt Sheet Metal Company (collectively, the "Todt Companies" in Cape Girardeau, Missouri). From 1987 to 1990, Mr. Todt served as Chief Executive Officer of the Todt
Companies, reorganized the companies, implemented new marketing and sales programs, automated accounting and developed the business into eight divisions, four of which he created. Under Mr. Todt's leadership, the Todt Companies grew from 29 to 130 employees, and annual sales grew from $2 million to $8 million.

        From 1985 to 1986, Mr. Todt served as Vice President of Administration at HOH Water Technology, Los Angeles, California.
 As Vice President, he reorganized the Company's structure, developed an engineering department, was responsible for redesigning its product, developing a marketing plan and negotiating strategic alliances with General Electric, Du Pont, and Mitsui. Eventually, he succeeded in taking HOH public.

        From 1979 to 1983, Mr. Todt was the founder and Managing Director of Todt & Associates, a marketing and investment partnership in Malibu, California, raising financing for several start-up companies and projects, developing mining and refining equipment for the precious metal industry, and setting up a sales and distribution network. In addition, Mr. Todt managed an international precious metal arbitrage company and researched a book on precious metals which spent 22 weeks on England's "best seller" list. Mr. Todt also designed, coordinated and managed three hundred employees in the construction of a $4,000,000 multi-purpose building.

        James F. Walters has served as the Vice President, Treasurer and Chief Financial Officer of the Company since its inception. Mr. Walters joined Kellogg & Andelson as an accountant in 1976, was elected a partner in 1980, was promoted to Managing Partner in 1984, and elected Chairman of the Board of Kellogg & Andelson Accountancy Corporation in 1995. As Chairman, Mr. Walters is currently responsible for the overall management of the 80-person firm. Mr. Walters has assisted the firm's clients in connection with the preparation of their initial public offerings, private finance, merger, acquisition and restructuring strategies. He continues to be an active consultant in the many phases of client business operations, such as operational control systems, general management and capital funding, servicing middle market companies in many different industries, including aerospace, mail order, entertainment, high tech, retail, import/export, graphic design, business management, plastics and publishing.

        Mr. Walters previously served as a member of the Board of Directors of Kistler Aerospace, a manufacturer of reusable rockets that deliver satellites into orbit, and was instrumental in the initial financing of that company. Mr. Walters also serves as a member of the Board of Directors of California Fitnuts, Inc., a start-up company which produces, through a patented process, nuts that have 50% less fat. In addition, Mr. Walters has founded, owned and managed companies in the commercial photography, corporate events, auto repair and concrete molding industries.

        Mr. Walters  received an  M.B.A.  degree  from  Pepperdine   University
(Malibu, California) in 1981, and a B.S. degree in Accounting from California State University, Northridge (CSUN) in 1976.

        Mary Elizabeth Rowbottom has served as the Secretary of the Company since inception. Ms. Rowbottom also has worked at PageOne Business Productions since September 1996 serving as Vice President since March 1997. From 1994 to 1996, Ms. Rowbottom served in various capacities and, most recently, as a talent manager with HSI Productions, a bi-coastal commercial film production company producing television commercials and music videos, and serviced substantial advertising agency clients, including Leo Burnett, DDB Needham and Bozell Worldwide. Prior thereto, Ms. Rowbottom was an assistant to Merrill Lynch account representatives. Ms. Rowbottom received a B.A. degree in Communications from the University of Wisconsin in 1993.

        Directors of the Company are elected annually by the stockholders of the Company to serve for a term of one year or until their successors are duly elected and qualified. Officers serve at the pleasure of the Board of Directors subject to any rights under employment agreements. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No other compensation is, or will be, paid to directors for services rendered as directors. From the Company's inception to the date of this filing, there have been no meetings of the Company's Board of Directors. Other actions of the Company's Board of Directors were taken pursuant to unanimous written consents. There are no family relationships between any directors or officers of the Company.

ITEM 6. EXECUTIVE COMPENSATION

        No executive officer of the Company receives compensation for services rendered to the company. However, such persons are entitled to be reimbursed for expenses incurred by them in pursuit of the Company's business objectives.


AGGREGATED OPTION EXERCISES IN LAST FISCAL
YEAR AND FISCAL YEAR-END OPTION VALUE

        The Company does not have any officer or director stock option plan. The Company intends to incorporate one after a public offering. The Company does not have an employee stock option plan. (ESOP). The Company intends to incorporate one after a public offering.

                           SUMMARY COMPENSATION TABLE

                                Annual Compensation                                   Long Term Compensation
                      ----------------------------------------------     ------------------------------------------------
(a)                   (b)       (c)           (d)           (e)            (f)            g)       (h)         (i)
                                                             Other        Restricted
                                                             Annual         Stock      Options     LTIP        All Other
Position              Year      Salary ($)    Bonuses($)   Compensation     Awards       SARs    Payouts ($)  Compensation
--------              ----      ----------    ----------   ------------  ----------    -------   -----------  ------------
None


OPTION/SAR GRANTS IN LAST FISCAL YEAR

        There were no option/SAR Grants in the last fiscal year.

COMPENSATION OF DIRECTORS

        The Company's directors serve without compensation.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED
TRANSACTIONS

        In November 1998, EED issued 9,500 shares and in March 1999, EED issued 100,000 shares to PageOne Business Productions, LLC, of which Mr. Todt is a managing member and Ms. Rowbottom is the Vice President.

ITEM 8.         DESCRIPTION OF SECURITIES

        EED's Restated Certificate of Incorporation provides for an authorized capital stock of 100,000,000 shares of Common Stock, $.001 par value (the "Common Stock"), and 8,000,000 shares of Preferred Stock, $.001 par value (the "Preferred Stock"). At August 31, 1999, the Company had 1,019,000 shares of Common Stock issued and outstanding. At such date, there were no shares of Preferred Stock issued and outstanding.

COMMON STOCK

        Each share of Common Stock entitles the holder thereof to one vote for each share on all matters submitted to the stockholders. The Common Stock is not subject to redemption or to liability for further calls. Holders of Common Stock will be entitled to receive such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor and to share pro rata in any distribution to stockholders. The stockholders have no conversion, preemptive or other subscription rights. Shares of authorized and unissued Common Stock are issuable by the Board of Directors without any further stockholder approval.

PREFERRED STOCK

        The Board of Directors is authorized, without further action by the stockholders, to issue from time to time shares of Preferred Stock in one or more classes or series and to fix the designations, voting rights, liquidation preferences, dividend rights, conversion rights, rights and terms of redemption (including sinking fund provisions) and certain other rights and preferences of the Preferred Stock. The issuance of shares of Preferred Stock under certain circumstances could adversely affect the voting power of the holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company. As of the date of this Prospectus, the Company has no plan or arrangement for the issuance of any shares of Preferred Stock.

TRANSFER AGENT

The Company has appointed American Securities Transfer and Trust as the transfer agent and registrar of the Common Stock.


                                    PART II

ITEM 1. MARKET PRICE OF AND DIVIDENDS ON THE
REGISTRANT'S COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS


        The Company's Common Stock is not presently traded on an established public trading market. Following the filing on this Form 10, the Company anticipates that it will submit its Common Stock for listing on the OTC Electronic Bulletin Board.

        The approximate number of record holders of the Company's Common Stock as of August 31, 1999 was two, inclusive of those brokerage firms and/or clearing houses holding the Company's common shares for their clientele (with each such brokerage house and/or clearing house being considered as one holder). The aggregate number of shares of Common Stock outstanding as of August 31, 1999 was 1,019,000.

        The Company has not declared or paid any cash dividends on its Common Stock and does not intend to declare any dividends in the foreseeable future. The payment of dividends, if any, is within the discretion of the Board of Directors and will depend on the Company's earnings, if any, its capital requirements and financial condition, and such other factors as the Board of Directors may consider. In addition, if the Company is able to negotiate new credit facilities, such facilities may include restrictions on the Company's ability to pay dividends.

ITEM 2. LEGAL PROCEEDINGS

        There are no pending legal proceedings to which the Company is a party or to which any of the Company's assets or properties are subject.


ITEM 3. CHANGES IN AND DISAGREEMENTS WITH
ACCOUNTANTS

        Weinberg & Company, P.A., Certified Public Accountants ("Weinberg"), has served as the Company's principal accountant since inception. There were no accounting or auditing disagreements between the Company and Weinberg.


ITEM 4. RECENT SALES OF UNREGISTERED
SECURITIES


     In November 1998, 9,500 unregistered securities were issued to both PageOne
Business   Productions,   LLC  and  Appletree   Investment  Company,   Ltd,  per
incorporation.


     In March 1999, the Company issued unregistered securities to the initial shareholders of the Company resulting in the issuance and delivery of 100,000 shares and 900,000 shares of the Company's Common Stock to PageOne Business Productions, LLC, and Appletree Investment Company, Ltd., respectively. Such securities were issued for aggregate consideration totalling $1,000 pursuant to the exemptions from registration provided under the Delaware General Corporation Law and the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, for issuances of securities not involving any public offering.

        The following table sets forth the names of the recipients and amounts received in connection with said transactions:

                                        Number of Shares of
        Name of Stockholder             Common Stock Acquired
        -------------------             ---------------------
        PageOne Business                109,500
        Productions, LLC

        Appletree Investment            909,500
        Company, Ltd.

ITEM 5. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Company's Certificate of Incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), its directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Company. Under Delaware law, the directors have fiduciary duties to the Company that are not eliminated by this provision of the Certificate of Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to the Company for acts or omissions that are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for action leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. In addition, the Company intends to maintain liability insurance for its officers and directors.

        Section 145 of the DGCL permits the Company to, and the Certificate of Incorporation provides that the Company may, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other EEDs (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom. Such right of indemnification shall inure to such individuals whether or not the claim asserted is based on matters that antedate the adoption of the Certificate of Incorporation. Such right of indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by the Certificate of Incorporation shall not be deemed exclusive of any other rights that may be provided now or in the future under any provision currently in effect or hereafter adopted by the Certificate of Incorporation, by any agreement, by vote of stockholders, by resolution of directors, by provision of law or otherwise. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors of the Company pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        Section 102(b)(7) of the DGCL permits a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL relating to unlawful dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. Section 102(b)(7) of the DGCL is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations. The Company believes this provision will assist it in securing the services of qualified directors who are not employees of the Company. This provision has no effect on the availability of equitable remedies, such as injunction or rescission. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence

PART F/S

ELECTRONIC ENGINEERING & DESIGN
CORPORATION
(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

AS OF AUGUST 31, 1999




ELECTRONIC ENGINEERING & DESIGN
CORPORATION
(A DEVELOPMENT STAGE COMPANY)

CONTENTS




PAGE      1 - INDEPENDENT AUDITORS' REPORT

PAGE      2 - BALANCE SHEET AS OF AUGUST 31,
              1999

PAGE      3 - STATEMENT OF OPERATIONS FOR THE
              PERIOD FROM NOVEMBER 20, 1998
              (INCEPTION) TO AUGUST 31, 1999

PAGE      4 - STATEMENT OF CHANGES IN
              STOCKHOLDERS'
              DEFICIENCY FOR THE PERIOD FROM
              NOVEMBER 20, 1998, (INCEPTION)
              TO AUGUST 31, 1999

PAGE      5 - STATEMENT OF CASH FLOWS FOR THE
               PERIOD FROM NOVEMBER 20, 1998
               (INCEPTION) TO AUGUST 31, 1999

PAGES 6 - 8 - NOTES TO FINANCIAL STATEMENTS AS
              OF AUGUST 31, 1999





                                       F/S

INDEPENDENT AUDITORS' REPORT


To the Board of Directors of:
Electronic Engineering & Design Corporation
 (A Development Stage Company)

We have audited the accompanying balance sheet of Electronic Engineering & Design Corporation (a development stage company) as of August 31, 1999 and the related statements of operations, changes in stockholders' deficiency and cash flows for the period from November 20, 1998 (inception) to August 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Electronic Engineering & Design Corporation (a development stage company) as of August 31, 1999, and the results of its operations and its cash flows for the period from November 20, 1998 (inception) to August 31, 1999, in conformity with generally accepted accounting principles.

                     WEINBERG & COMPANY, P.A.

Boca Raton, Florida
September 28, 1999


                                       F/S-1

                  ELECTRONIC ENGINEERING & DESIGN CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEET
                             AS OF AUGUST 31, 1999


        ASSETS


Cash                                $      260
Loan receivable  Page One                 180

TOTAL ASSETS                        $      440



LIABILITIES AND STOCKHOLDERS' DEFICIENCY


LIABILITIES

 Accrued expenses                          500

   Total liabilities                       500

STOCKHOLDERS' DEFICIENCY

Preferred Stock, $.001 par value,
  8,000,000
  shares authorized, zero  outstanding    -
Common Stock, $.001 par value,
  100,000,000
  shares authorized, 1,019,000 issued and
  outstanding                           1,019
Accumulated deficit during develop-
  ment stage                           (1,079)
Total Stockholders' Deficiency            (60)

TOTAL LIABILITIES AND STOCKHOLDERS'
DEFICIENCY                          $     440








                See accompanying notes to financial statements.
                                      F/S-2

                  ELECTRONIC ENGINEERING & DESIGN CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENT OF OPERATIONS
                     FOR THE PERIOD FROM NOVEMBER 20, 1998
                         (INCEPTION) TO AUGUST 31, 1999



Income                              $      -

Expenses

 Accounting fees                           500
 Consulting fees                            19
 Legal fees                                500
 Bank charges                               60

NET LOSS                           $   (1,079)























                See accompanying notes to financial statements.
                                      F/S-3

                  ELECTRONIC ENGINEERING & DESIGN CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENT OF CHANGES IN
                            STOCKHOLDERS' DEFICIENCY
                     FOR THE PERIOD FROM NOVEMBER 20, 1998
                         (INCEPTION) TO AUGUST 31, 1999




                           Deficit
                         Accumulated
                  Common During Devel-
                  Stock  opment Stage   Total



Common stock
 issuance        $ 1,019     $   -    $ 1,019

Net loss for
 the period
 ended August
 31, 1999           -         (1,079)  (1,079)

BALANCE AT AUGUST
 31, 1999        $1,019    $  (1,079) $   (60)




















                See accompanying notes to financial statements.
                                      F/S-4

                  ELECTRONIC ENGINEERING & DESIGN CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENT OF CASH FLOWS
                      FOR THE PERIOD FROM NOVEMBER 20, 1998
                         (INCEPTION) TO AUGUST 31, 1999



CASH FLOWS FROM OPERATING ACTIVITIES:

 Net loss                          $   (1,079)
 Adjustments to reconcile net loss to
  reconcile net cash used by operating
  activities:

  Increase in accrued expenses             500
  Consulting services performed for
   issuance of stock                        19

 Net cash used in operating
 activities                              (560)

CASH FLOWS FROM INVESTING ACTIVITIES:

  Increase in loan receivable  Page One (180)

CASH FLOWS FROM FINANCING ACTIVITIES:

  Proceeds from issuance of common stock 1,000

 Net cash provided by financing
 activities                              1,000

INCREASE IN CASH AND CASH EQUIVALENTS      260

CASH AND CASH EQUIVALENTS
  BEGINNING OF PERIOD                     -

CASH AND CASH EQUIVALENTS
  END OF PERIOD                     $      260






                See accompanying notes to financial statements.
                                      F/S-5

                  ELECTRONIC ENGINEERING & DESIGN CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                             AS OF AUGUST 31, 1999

NOTE  1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.  Organization and Business Operations

Electronic Engineering & Design Corporation (a development stage company) ("the Company") was incorporated in Delaware on November 20, 1998 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination with a domestic or foreign private business. At August 31, 1999, the Company had not yet commenced any formal business operations, and all activity to date relates to the Company's formation and proposed fund raising.

The Company's ability to commence operations is contingent upon its ability to identify a prospective target business and raise the capital it will require through the issuance of equity securities, debt securities, bank borrowings or a combination thereof.

B.  Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C.  Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                                     F/S-6

                  ELECTRONIC ENGINEERING & DESIGN CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
              NOTES TO FINANCIAL STATEMENTS AS OF AUGUST 31, 1999


NOTE  1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONT'D)

D.  Income Taxes

The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There were no current or deferred income tax expense or benefits due to the Company not having any material operations for the period ending August 31, 1999.

NOTE  2 - STOCKHOLDERS' EQUITY

A.  Preferred Stock

The Company was originally authorized to issue
100,000 shares of preferred stock at $.01 par value, with such designations, preferences, limitations and relative rights as may be determined from time to time by the Board of Directors. (see Note 3)

B.  Common Stock

The Company was originally authorized to issue 10,000,000 shares of common stock at $.001 par value. The Company issued 909,500 and 109,500 shares to AppleTree Investment
Company, Ltd. and Page One Business
Productions, LLC, respectively. (see Note 3)


                                      F/S-7

                  ELECTRONIC ENGINEERING & DESIGN CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                             AS OF AUGUST 31, 1999


NOTE 3 - SUBSEQUENT EVENTS

In September 1999, management filed a restated certificate of incorporation with the state of Delaware which increased the number of authorized common shares from 10,000,000 to 100,000,000 and increased the number of authorized preferred shares from 100,000 at $.01 par value to 8,000,000 shares at $.001 par value. The financial statements at August 31, 1999 reflect the capital stock amounts after giving effect to the restated certificate of incorporation.













                                      F/S-8

                                    PART III

                           ITEM 1. INDEX TO EXHIBITS


Description                                           Page


3.1     Certificate of Incorporation *
3.2     Restated Certification of Incorporation
3.3       Amended and Restated Bylaws *
23.1    Consent of Weinberg & Company, P.A.,
            Independent CertifiedPublic Accountants *
24.1    Power of Attorney *


        * Previously filed

                                   SIGNATURES


        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                          ELECTRONIC ENGINEERING AND DESIGN CORPORATION,

                              /s/ George Todt
                          By:_______________________________
Amendment No. 1               George Todt, President
January 12, 2000




                                       17